XL Capital Ltd
XL House
One Bermudiana Road
P.O. Box HM 2245
Hamilton HM JX
Bermuda

Phone: (441) 292-8515
Fax: (441) 292-5280

Contact:	David Radulski Investor Relations (441) 294-7460	Carol A. Parker Trott Media Relations (441) 294-7290

XL CAPITAL ANNOUNCES 2008 PLANNED RETIREMENT OF BRIAN M. O’HARA, PRESIDENT AND CEO, AND
MICHAEL P. ESPOSITO Jr., CHAIRMAN

HAMILTON, BERMUDA, October 23, 2007 — XL Capital Ltd (“XL” or the “Company”) (NYSE: XL) today announced that Brian M. O’Hara, President and CEO of XL, has informed the XL Board of Directors of his decision to retire as President and CEO in mid-2008. Accordingly, the Board of Directors has implemented its CEO succession plan including the authorization of a Succession Committee to lead the new CEO selection process. In addition, Michael P. Esposito Jr., Chairman, has advised the Board of Directors that he will retire from the Board upon the appointment of Brian O’Hara’s successor.

On behalf of the Board, Mike Esposito said, “Over the last two decades, including the last 13 years as CEO, Brian has developed a formidable global business franchise, with a values-based culture built on integrity, which has established a record of strong performance. The Board is both very proud and most grateful for all he has done. Brian will leave big shoes to fill and we are determined to select the right person to fill them. XL is most fortunate to have outstanding internal candidates to succeed Brian and they will be carefully considered together with other highly qualified outside candidates.”

Commenting on his decision, Brian O‘Hara said, “I have been privileged to spend the last twenty years of my career working with extraordinary talent to build a unique and highly successful global enterprise. Given our current position of strength and our positive momentum, I believe it is the right time to begin to hand over leadership to the next generation. Mike and I are committed to a smooth and successful transition as we continue to deliver value to our shareholders.”

Commenting further, Mike Esposito said, “Having served as Chairman during the entire period Brian has been CEO, I think it is appropriate I step down from the Board when we complete our search and the new CEO is appointed, and I intend to do so.”

The Board anticipates that after his retirement as CEO, Brian O’Hara will serve as Chairman during the final year of his current board term which expires in 2009, to provide continuity during the transition.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of global insurance and reinsurance coverages to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis. As of September 30, 2007, XL Capital Ltd had consolidated assets of $60.9 billion and consolidated shareholders’ equity of $11.4 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

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